Exhibit 10.75

Rennova Health, Inc.

400 South Australian Avenue

Suite 800

West Palm Beach, FL 33401

The undersigned parties agree to the following modifications to that Promissory Note, dated December 31, 2022 and attached as Exhibit A.

●	The Maturity Date (as defined) shall be changed from June 30, 2023 to December 31, 2023
●	Additional interest at a rate of 5% shall be applied to the principal amount of the note. Therefore, the modified note balance shall be $1,530,116.
●	For the avoidance of doubt, Default Interest (as defined) shall not accrue from June 30, 2023 to the date of this agreement.

/s/ Seamus Lagan	/s/ Darrell Peterson
Seamus Lagan	Darrell Peterson
President and CEO	Interim President and CEO
Rennova Health, Inc.	Innovaqor, Inc.

/s/ Seamus Lagan	/s/ Darrell Peterson
Aug 9, 2023	8-9-23
Date	Date